Independent Accountants’ Consent

To the Shareholders and Board of Directors
of Everest Funds:

We consent to the use of our report incorporated by reference herein on Everest3 Fund (one of the portfolios constituting the Everest Fund, a Delaware business trust) dated November 26, 2003, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/KPMG

Omaha, Nebraska
January 26, 2004